Sandy, UT, USA – (Marketwire 11/23/10) – SecureAlert Inc. (OTCBB: SCRA), a leading international provider of patented, wireless electronic monitoring systems and services to public safety agencies, announces that it has reached a historic three year agreement plus renewal periods to provide electronic monitoring for a minimum of 500 offenders on behalf of the Bahamian Ministry of National Security, Her Majesty’s Prison, the Royal Bahamas Police Force and the citizens of the Bahamas. The Government of the Bahamas officially launched the program on Friday, November 19, 2010 with a commitment to place the first offenders on electronic monitoring on or before Monday, December 20, 2010. The contract provides for a minimum of 500 offenders to be monitored with an approved annualized contract value of $2.7 million, and could provide monitoring services for up to a maximum of 2,000 offenders annually.

With the contract award by the Ministry of National Security of the Bahamas, SecureAlert, Inc., ICS Security Concepts of the Bahamas, LTD (SecureAlert’s exclusive monitoring and security partner in the Bahamas) and International Surveillance Services Corporation (SecureAlert’s exclusive distributor in the Caribbean and Latin America) have partnered to deliver a monitoring center in Nassau, Bahamas that will monitor offenders 24 hours a day, 7 days a week, 365 days a year throughout the Bahamas, utilizing SecureAlert’s real-time ReliaTrack™ GPS device and intervention monitoring technologies.

“On this historic occasion, SecureAlert and our partners are honored and privileged that the Hon. Tommy Turnquest, MP, Minister of National Security and the Bahamian Government have entrusted us with this critical public safety initiative. We are fully committed to delivering to theBahamas the most highly reliable electronic monitoring, offender tracking and GPS solution available in the global marketplace today,” said John L. Hastings III, President and Chief Operating Officer of SecureAlert, Inc. “We have invested our resources for over one year learning about the exciting and dynamic culture and specific requirements of the Bahamasand have specifically tailored a program adapted to meet the unique needs of the Bahamian Government on behalf of the Bahamian people,” added Hastings. “The Ministry of National Security for the Bahamas together with SecureAlert and its partners are above all else committed to public safety, while ensuring the effective re-socialization of those offenders who have been identified to participate in this program, and we look forward to many years of partnering with the Government of the Bahamas to provide tools and technologies to transform the public safety and corrections initiatives,” said Hastings.

“Recent large and significant public safety commitments and contracts in theBahamas, Brazil and Alaska further demonstrate how far SecureAlert has come during the past year. Critically, we have listened to the marketplace, focused on quality and reliability, and have been attentive to the specific cultural and local needs of the governmental agencies and the citizens they represent. Importantly, SecureAlert will continue to pursue global opportunities and contracts in support of vital public safety initiatives,” concludedHastings.

Sampling of Articles Covering the Official Announcement

1. The Freeport News - Electronic monitoringsystem launched
Nov 20, 2010 ... Tommy Turnquest launched the electronic monitoringprogram yesterday, ... best qualified to deliver The Bahamas Electronic Monitoring system. ... The Government will be working closely with ICS, Secure Alert and its ... www.freeport.nassauguardian.net/editorial/298724496700685.php

2. 'Detailed' process ends in electronic monitoring system for ...
Nov 20, 2010 ... Contracts for theElectronic Monitoring System were signed Friday between Mr. ... best qualified to deliver The Bahamas Electronic Monitoring System. ... of ICS, Secure Alertand its partners,” Mr. Turnquest added. ... www.thebahamasweekly.com/.../Detailed_process_ends_in_electronic_ monitoring_system_for_The_Bahamas13269.shtml

3. thebahamasweekly.com - Electronic monitoring to be key cog in ...
“The Government of The Bahamas will be working closely with ICS, Secure ... www.thebahamasweekly.com/.../Electronic_monitoring_to_be_key_cog_in_ Govt_s_War_on_Crime13268.shtml

4. thebahamasweekly.com - Bahamas News and events :: audio and video ...
'Detailed' process ends in electronic monitoring system for The Bahamas ... www.thebahamasweekly.com

5. Police News Headlines from the RBPF - The Royal Bahamas Police Force
Nov 19, 2010 ... Ministry of National Security signs Electronic MonitoringSystems ... Secure Alert of Utah, USA, and ICS of the Bahamas Company Ltd, ... www.royalbahamaspolice.org/news&media/policenewsstory.php?news...

6. Electronic monitoring to be key cog in Govt's 'War on Crime ...
Nov 19, 2010 ... for the Electronic Monitoring System for The BahamasFriday at ... signed between the Government, ICS/Security Concepts,Secure Alert and ... www.bahamaslocal.com/.../Electronic_monitoring_to_be_key_cog_in_Govts _War_on_Crime.html

7. 'Detailed' process ends in electronic monitoring system for The ...
Contracts for the Electronic MonitoringSystem were signed Friday between ... www.bahamaslocal.com/.../Detailed_process_ends_in_electronic_monitoring _system_for_The_Bahamas.html

About SecureAlert, Inc.

SecureAlert is a leading international provider of electronic monitoring systems, case management and services widely utilized by more than 625 law enforcement agencies worldwide. SecureAlert offers real-time intervention services and innovative technologies to observe and track offenders wherever they may be: In their car, home or office. The Company delivers highly reliable solutions and peace of mind through programs that allow probationers and paroled offenders to re-enter society by electronically monitoring them 24 hours a day, for enhanced public safety, while reducing the overall burdens and costs carried by the criminal justice and corrections systems.

Today, the ReliaTrack™ GPS device has an out of box reliability of 99.9%. This proven technology monitors offenders 24 hours a day, while addressing specific localized needs for monitoring offenders in the cities, counties, states and countries served.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the company. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to retain and to promptly satisfy current backorders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the U.S. Securities and Exchange Commission.